NEWS RELEASE	FOR IMMEDIATE RELEASE
July 24, 2007

Tellabs reports second-quarter revenue of $535 million

Naperville, Ill. — Tellabs today reported second-quarter 2007 revenue of $535 million, down 3% from $549 million in the second quarter of 2006.

Tellabs earned $30 million or 7 cents per share in the second quarter of 2007 on a GAAP basis, down 45% from $54 million or 12 cents per share in the second quarter of 2006. On a non-GAAP basis, Tellabs earned $38 million or 9 cents per share, down 48% from $73 million or 16 cents per share in the second quarter of 2006. Non-GAAP results for second-quarter 2007 exclude pretax charges of $14 million for special items, including $8 million or 1.2 cents per share in equity-based compensation expense.

“As the telecom industry transforms, Tellabs’ new technologies are taking root in our customers’ networks,” said Krish A. Prabhu, Tellabs president and chief executive officer. “We continue to focus on improving gross profit margins related to those products and technologies.”

Broadband — Second-quarter 2007 revenue from the broadband segment totaled $246 million, down 17% from $298 million in the second quarter of 2006. Within the broadband segment, second-quarter access revenue was $135 million, down 29% from $190 million in the second quarter of 2006. Second-quarter managed access revenue was $77 million, down 11% from $86 million in the second quarter of 2006. Second-quarter data revenue was a record $35 million, up 56% from $22 million in the year-ago quarter.

Transport — Second-quarter 2007 transport revenue totaled $223 million, including deferred revenue from two prior quarters, up 10% from $202 million in the second quarter of 2006.

Services — Second-quarter 2007 services revenue was $66 million, including deferred revenue from two prior quarters, up 34% from $49 million in the second quarter of 2006.

Third-Quarter 2007 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. Tellabs expects third-quarter revenue to be about $500 million, plus or minus.

Tellabs expects non-GAAP gross margin to be about 36%, plus or minus, depending on product mix; non-GAAP gross margin excludes about $1.5 million in equity-based compensation expense. Tellabs expects non-GAAP operating expense to be flat to slightly down compared with the second quarter of 2007; non-GAAP operating expense excludes about $6.5 million in equity-based compensation expense.

Share Repurchase – Under a previously announced share repurchase program, Tellabs repurchased 0.9 million shares at a cost of $10 million during the second quarter of 2007. Since 2005, Tellabs has repurchased 49.7 million shares at a cost of $500 million (about 11% of shares outstanding).

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Daylight Time today to discuss its second-quarter 2007 results and provide its outlook for the third quarter of 2007. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Daylight Time today, until 10:30 p.m. Central Daylight Time on Thursday, July 26, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 5440421. A podcast of the call will be available at www.tellabs.com/news/feeds/ later today.

Tellabs advances telecommunications networks to meet the evolving needs of users. Solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Ranked among the BusinessWeek InfoTech 100, Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index and the S&P 500. www.tellabs.com

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Forward-Looking Statements — This news release contains forward-looking statements, including but not limited to the guidance information contained in this release that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Editor’s Note: The complete text of this release is available at

www.tellabs.com/news/2007/2q07.pdf

Tellabs® and ® are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Second Quarter		Six Months
In millions, except per-share data	6/29/07	6/30/06	6/29/07	6/30/06
Revenue
Products	$469.0	$500.6	$879.0	$974.7
Services	65.5	48.7	107.4	89.3

	534.5	549.3	986.4	1,064.0

Cost of Revenue
Products	307.1	264.5	540.1	506.7
Services	39.8	30.6	72.8	60.8

	346.9	295.1	612.9	567.5

Gross Profit	187.6	254.2	373.5	496.5

Gross profit as a percentage of revenue	35.1%	46.3%	37.9%	46.7%

Gross profit as a percentage of revenue—products	34.5%	47.2%	38.6%	48.0%
Gross profit as a percentage of revenue—services	39.2%	37.2%	32.2%	31.9%

Operating Expenses
Research and development	85.3	91.7	169.8	184.6
Sales and marketing	44.4	45.0	90.2	90.0
General and administrative	24.7	28.5	51.3	56.6
Intangible asset amortization	5.7	7.1	11.3	14.1
Restructuring and other charges	—	2.0	—	2.0

	160.1	174.3	322.6	347.3

Operating Earnings	27.5	79.9	50.9	149.2

Other Income
Interest income, net	13.4	11.4	25.2	21.9
Other income (expense), net	0.3	(7.4)	0.6	(6.0)

	13.7	4.0	25.8	15.9

Earnings Before Income Tax	41.2	83.9	76.7	165.1
Income tax expense	(11.6)	(30.4)	(21.6)	(59.2)

Net Earnings	$29.6	$53.5	$55.1	$105.9

Net Earnings Per Share
Basic	$0.07	$0.12	$0.13	$0.24

Diluted	$0.07	$0.12	$0.12	$0.23

Weighted Average Shares Outstanding
Basic	438.1	447.7	438.1	448.8

Diluted	443.3	458.5	443.2	459.6

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	6/29/07	12/29/06
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$262.7	$153.6
Investments in marketable securities	1,056.3	1,146.5

	1,319.0	1,300.1
Other marketable securities	294.1	288.6
Accounts receivable, net of allowances of $3.8 and $3.8	386.7	411.0
Inventories
Raw materials	38.7	34.5
Work in process	17.5	19.7
Finished goods (includes costs of $12.6 and $28.6 related to deferred revenue)	118.9	112.8

	175.1	167.0
Income taxes	19.2	10.7
Miscellaneous receivables and other current assets	52.9	55.2

Total Current Assets	2,247.0	2,232.6

Property, Plant and Equipment
Land	20.9	20.8
Buildings and improvements	205.3	205.5
Equipment	430.3	411.2

	656.5	637.5
Accumulated depreciation	(356.9)	(329.6)

	299.6	307.9
Goodwill	1,108.6	1,107.4
Intangible Assets, net of amortization	78.3	89.6
Other Assets	168.2	184.9

Total Assets	$3,901.7	$3,922.4

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$87.5	$119.5
Accrued compensation	55.0	70.7
Restructuring and other charges	7.5	7.8
Income taxes	79.7	97.9
Stock loan	294.1	288.6
Deferred revenue	45.9	55.4
Other accrued liabilities	113.4	122.3

Total Current Liabilities	683.1	762.2

Long-Term Restructuring Liabilities	18.6	22.3
Income Taxes	115.7	128.2
Other Long-Term Liabilities	80.8	71.4

Stockholders' Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 491,577,911 and 489,034,812 shares issued	4.9	4.9
Additional paid-in capital	1,430.1	1,395.3
Treasury stock, at cost: 53,284,655 and 49,919,908 shares	(634.5)	(598.7)
Retained earnings	2,103.4	2,042.0
Accumulated other comprehensive income	99.6	94.8

Total Stockholders' Equity	3,003.5	2,938.3

Total Liabilities and Stockholders' Equity	$3,901.7	$3,922.4

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Six Months
	6/29/07	6/30/06
In millions
Operating Activities
Net earnings	$55.1	$105.9
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	46.6	51.6
Stock-based compensation	17.1	33.8
Deferred income taxes	7.6	22.5
Excess tax benefits from stock-based compensation	(2.1)	(15.2)
Restructuring and other charges	—	2.0
Net changes in assets and liabilities:
Accounts receivable	27.6	(58.8)
Inventories	(5.9)	(33.5)
Miscellaneous receivables and other current assets	(3.8)	13.9
Other assets	3.0	18.7
Accounts payable	(34.0)	7.2
Restructuring and other charges	(4.0)	(4.8)
Deferred revenue	(9.5)	22.7
Other accrued liabilities	(25.7)	(41.0)
Income taxes	(15.1)	(8.7)
Other long-term liabilities	2.9	0.6

Net Cash Provided by Operating Activities	59.8	116.9

Investing Activities
Capital expenditures	(25.7)	(34.4)
Disposals of property, plant and equipment	1.3	0.5
Payments for purchases of investments	(594.4)	(961.7)
Proceeds from sales and maturities of investments	685.7	345.2

Net Cash Provided by (Used for) Investing Activities	66.9	(650.4)

Financing Activities
Proceeds from issuance of common stock under stock plans	14.7	81.1
Repurchase of common stock	(35.8)	(156.8)
Excess tax benefits from stock-based compensation	2.1	15.2

Net Cash Used for Financing Activities	(19.0)	(60.5)

Effect of Exchange Rate Changes on Cash	1.4	8.4

Net Increase (Decrease) in Cash and Cash Equivalents	109.1	(585.6)
Cash and Cash Equivalents—Beginning of Year	153.6	880.8

Cash and Cash Equivalents—End of Period	$262.7	$295.2

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “foreseeable,” “estimate,” “target,” “expect,” “predict,” “plan,” “project,” “intend,” “likely,” “possible,” “will,” “would,” “should,” “could,” “may,” “continue” and similar expressions are intended to identify forward-looking statements.

RESULTS OF OPERATIONS

For the second quarter of 2007, our revenue was $534.5 million, down 2.7% from $549.3 million in the second quarter of 2006. Year-to-date, revenue was $986.4 million, down 7.3% from $1,064.0 million in 2006. Consolidated gross margin decreased by 11.2 percentage points to 35.1% in the second quarter compared with 46.3% in the second quarter of 2006. On a six-month basis, consolidated gross margin was down 8.8 percentage points to 37.9% from 46.7% in 2006. Operating expenses were $160.1 million in the second quarter of 2007, compared with $174.3 million in the second quarter of 2006. For the first half of 2007, operating expenses were $322.6 million, down from $347.3 million in 2006. Net earnings for the second quarter of 2007 were $29.6 million or $0.07 per share (basic and diluted) compared with $53.5 million or $0.12 per share (basic and diluted) in the same period of 2006. Net earnings for the six-month period in 2007 were $55.1 million or $0.13 per basic share and $0.12 per diluted share compared with $105.9 million or $0.24 per basic share and $0.23 per diluted share for the first six months in 2006.

Revenue (in millions)

	Second Quarter			Six Months
	2007	2006	Change	2007	2006	Change
Products	$469.0	$500.6	(6.3)%	$879.0	$974.7	(9.8)%
Services	65.5	48.7	34.5%	107.4	89.3	20.3%

Total revenue	$534.5	$549.3	(2.7)%	$986.4	$1,064.0	(7.3)%

In 2007, product revenue declined 6.3% in the second quarter and 9.8% on a six-month basis compared with 2006. The decrease was primarily due to reduced product revenue from a major customer and from copper-based access platforms, which was partially offset by revenue from the rollout of our Tellabs® 7100 OTS with ROADM product in our Transport segment.

In 2007, services revenue increased by 34.5% in the second quarter and by 20.3% on a six-month basis compared with the same periods in 2006. The increase was primarily due to higher revenue from deployment services and product-support services.

On a geographic basis, revenue from customers in North America was $413.2 million in the second quarter of 2007, down 2.8% from a year ago. Revenue from customers outside North America was $121.3 million in the second quarter of 2007, down 2.4% from a year ago. On a six-month basis, North America revenue was $754.6 million, down 9.8% from a year ago. Revenue from customers outside North America was $231.8 million, down 2.0% from a year ago.

Gross Margin

	Second Quarter			Six Months
	2007	2006	% Point Change	2007	2006	% Point Change
Products	34.5%	47.2%	(12.7)%	38.6%	48.0%	(9.4)%
Services	39.2%	37.2%	2.0%	32.2%	31.9%	0.3%
Consolidated	35.1%	46.3%	(11.2)%	37.9%	46.7%	(8.8)%

In 2007, our products margin decreased in the second quarter and for the first six months compared with the same periods in 2006. The decrease was due to a product mix shift toward products such as our Tellabs® 7100 OTS with ROADM and ONT products, as well as lower prices on our ONTs.

Our services margin increased in the second quarter and first six months of 2007 compared with 2006, due to an increase in higher margin support services revenue.

Operating Expenses (in millions)

	Second Quarter			Percent of Revenue
	2007	2006	Change	2007	2006
Research and development	$85.3	$91.7	$(6.4)	16.0%	16.7%
Sales and marketing	44.4	45.0	(0.6)	8.3%	8.2%
General and administrative	24.7	28.5	(3.8)	4.6%	5.2%

Subtotal	154.4	165.2	(10.8)	28.9%	30.1%

Intangible asset amortization	5.7	7.1	(1.4)
Restructuring and other charges	—	2.0	(2.0)

Total Operating Expenses	$160.1	$174.3	$(14.2)

	Six Months			Percent of Revenue
	2007	2006	Change	2007	2006
Research and development	$169.8	$184.6	$(14.8)	17.2%	17.3%
Sales and marketing	90.2	90.0	0.2	9.1%	8.5%
General and administrative	51.3	56.6	(5.3)	5.2%	5.3%

Subtotal	311.3	331.2	(19.9)	31.6%	31.1%

Intangible asset amortization	11.3	14.1	(2.8)
Restructuring and other charges	—	2.0	(2.0)

Total Operating Expenses	$322.6	$347.3	$(24.7)

Operating expenses decreased by $14.2 million to $160.1 million in the second quarter of 2007, compared with $174.3 million in the second quarter of 2006. For the first six months of 2007, operating expenses decreased by $24.7 million to $322.6 million compared with the same period in 2006. The reduction in our operating expenses for the quarter and six months is primarily due to actively controlling expenses and reduced accruals for incentive compensation plans.

Other Income (in millions)

	Second Quarter			Six Months
	2007	2006	Change	2007	2006	Change
Interest income, net	$13.4	$11.4	$2.0	$25.2	$21.9	$3.3
Other income (expense), net	0.3	(7.4)	7.7	0.6	(6.0)	6.6

Total	$13.7	$4.0	$9.7	$25.8	$15.9	$9.9

Interest income, net, was higher in the second quarter and the first six months of 2007, compared with 2006 due to larger invested balances. Other income (expense), net, improved in the second quarter and for the first six months of 2007 compared with the same periods in 2006 due to more favorable results from foreign exchange and investments. In the second quarter of 2006, we incurred a loss of $3.3 million for foreign exchange activities and a loss of $4.6 million for an other-than-temporary impairment to long-term investments.

Income Taxes

Our effective tax rate was 28.1% for the second quarter of 2007 and for the first half of 2007, compared with a rate of 36.3% in the second quarter of 2006 and 35.9% for the first six months of 2006. The rate change was primarily attributable to the inclusion of a benefit for U.S. research and development credits in the current year, and a benefit related to earning a greater percentage of our overall pretax income from foreign jurisdictions that are taxed at lower rates.

We adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes, on December 30, 2006. The liability for unrecognized tax benefits as of December 30, 2006, as determined under FIN 48, was $76.5 million. Although we cannot estimate with reasonable reliability the periods of cash settlement, we expect that resolution of tax issues related to $12 million to $14 million of unrecognized tax benefits could be reached in the next 12 months; resolution of tax issues with respect to approximately $48 million could be reached in the next 18 to 24 months. We are not able to estimate with reasonable reliability the period of cash settlement with respect to the remaining balance of $14.5 million to $16.5 million of unrecognized tax benefits, as such settlement will depend on examination of returns by various jurisdictions, the precise amounts and timing of which are uncertain.

Segments

Revenue (in millions)

	Second Quarter			Six Months
	2007	2006	Change	2007	2006	Change
Broadband	$246.4	$298.4	(17.4)%	$465.1	$558.1	(16.7)%
Transport	222.6	202.2	10.1%	413.9	416.6	(0.6)%
Services	65.5	48.7	34.5%	107.4	89.3	20.3%

Total revenue	$534.5	$549.3	(2.7)%	$986.4	$1,064.0	(7.3)%

Segment Profit (Loss)* (in millions)

	Second Quarter			Six Months
	2007	2006	Change	2007	2006	Change
Broadband	$(0.8)	$38.1	(102.1)%	$(15.6)	$59.5	(126.2)%
Transport	81.0	112.1	(27.7)%	191.9	234.9	(18.3)%
Services	26.4	19.3	36.8%	36.3	30.6	18.6%

Total segment profit	$106.6	$169.5	(37.1)%	$212.6	$325.0	(34.6)%

*	We define segment profit (loss) as gross profit less research and development expenses. Segment profit (loss) excludes sales and marketing expenses, general and administrative expenses, the amortization of purchased deferred stock compensation and intangibles, and the impact of equity-based compensation (which includes restricted stock and performance stock units granted after June 30, 2006, and stock options).

Broadband

Revenue

Revenue from our Broadband segment was $246.4 million in the second quarter of 2007, down $52.0 million from the prior-year quarter. For the first six months, revenue from our Broadband segment was $465.1 million, down $93.0 million from the first six months of 2006. While our access and managed access revenue decreased for both time-period comparisons, our data product revenue increased.

Second quarter access revenue decreased to $134.6 million in 2007 from $189.8 million in 2006. On a six-month basis, access revenue decreased to $255.8 million in 2007 from $353.9 million in 2006. Revenue was lower in both time periods due to lower revenue from independent operating companies for copper-based platforms, lower prices on single-family ONTs and lower revenue from Fiber-to-the-Curb platforms. Revenue from ONTs was lower due to price reductions despite increased unit volume. Approximately 68% of access revenue came from fiber-based platforms, with the balance coming from copper-based platforms.

Managed access revenue declined to $77.1 million in the second quarter of 2007 from $86.3 million in the same quarter of 2006. For the first six months of 2007, managed access revenue declined to $145.8 million from $160.0 million in the first six months of 2006. An increase in revenue from the Tellabs 8100 system was offset by reduced SDH-transport and cable telephony product revenue.

Data product revenue was $34.7 million in the second quarter of 2007, up 55.6% from the year-ago quarter. Data product revenue was $63.5 million for the first six months of 2007, up 43.7% compared with the first six months of 2006. Revenue from existing customers and new customers drove our data products revenue growth.

Segment Profit (Loss)

Our Broadband segment produced a loss of $0.8 million in the second quarter of 2007 compared with a profit of $38.1 million in the second quarter of 2006. The decrease in the quarter resulted from lower revenue, lower prices on our single-family ONTs and a shift in our product mix toward lower-margin products. For the first six months of 2007, our Broadband segment produced a loss of $15.6 million, down $75.1 million from a profit of $59.5 million in the comparable period of 2006. The decrease for the first six months was primarily due to higher volumes on our single-family ONTs and lower overall revenue.

Transport

Revenue

Revenue from our Transport segment was $222.6 million in the second quarter of 2007, up $20.4 million from the second quarter of 2006. The increase in revenue was due to a rollout of our Tellabs® 7100 OTS with ROADM product to a major customer, which was partially offset by a decline in revenue from another major customer. On a six-month basis, transport revenue was $413.9 million, down by $2.7 million from the same period in 2006. The decrease was due to a decline in revenue from a major customer, which was offset by revenue from a rollout of our Tellabs® 7100 OTS with ROADM product.

During the second quarter of 2007, approximately 36% of the Tellabs® 5500 wideband cross-connect product revenue came from new systems, system expansions and system upgrades. The balance of these percentages consisted of port-card growth on the installed base. We shipped approximately 1.9 million T-1 equivalents during the second quarter of 2007 and approximately 4.3 million in the first six months of 2007, continuing to build our position in the North American transport market.

Segment Profit

Our Transport segment profit was $81.0 million in the second quarter of 2007, down $31.1 million from the second quarter of 2006. Our segment profit for the first six months was $191.9 million, down from $234.9 million for the first six months of 2006. The decreases for the quarter and the first six months were due to a shift in the mix of transport revenue, which includes greater revenue from our Tellabs® 7100 OTS with ROADM product at essentially a breakeven level and lower revenue from our Tellabs® 5500 wideband cross-connect.

Services

Revenue

Revenue from our Services segment grew by $16.8 million to $65.5 million for the second quarter of 2007, compared with $48.7 million in the second quarter of 2006. On a six-month basis, revenue from our Services segment was $107.4 million in 2007, up $18.1 million from the first six months of 2006. During both time periods, our revenue increased primarily from deployment services and product-support services.

Segment Profit

Our Services segment profit was $26.4 million for the second quarter of 2007, up $7.1 million from the second quarter of 2006. For the first six months, Services segment profit was $36.3 million in 2007, compared with $30.6 million in 2006. While our service margins slightly improved, revenue growth drove segment profitability for the quarter and six-month periods.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,319.0 million as of the end of the second quarter of 2007, which increased by $17.3 million during the quarter and $18.9 million since year-end 2006. The increase in the second quarter was driven by cash from operating activities of $32.3 million, partially offset by cash used for purchasing capital equipment. The year-to-date increase reflects an increase of cash from operating activities of $59.8 million.

During the second quarter of 2007, we repurchased 0.9 million shares of our common stock at a cost of $10.0 million. On a year-to-date basis, we repurchased 3.3 million shares of our common stock at a cost of $35.2 million.

Tellabs’ Board of Directors and management are assessing our stock repurchase programs. We provide no assurance that we will continue or change our repurchase activity, and we cannot estimate the timing of any such change or the impact on our cash, cash equivalents and marketable securities.

We believe that the current level of working capital, particularly cash and marketable securities, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future available sources of working capital include cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources. Our current policy is to retain our earnings to provide funds to enhance stockholder value by continuing to expand our business and support our operating activities. We may also utilize our funds for the repurchase of our common stock. We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.

CONSOLIDATED NON-GAAP STATEMENTS OF INCOME (1)

(Unaudited)

	Second Quarter			Six Months
In millions, except per-share data	6/29/07	6/30/06	Change	6/29/07	6/30/06	Change
Revenue
Products	$469.0	$500.6		$879.0	$974.7
Services	65.5	48.7		107.4	89.3

	534.5	549.3	-2.7%	986.4	1,064.0	-7.3%

Cost of Revenue
Products	306.3	264.1		538.8	505.8
Services	39.2	29.4		71.2	58.7

	345.5	293.5		610.0	564.5

Gross Profit	189.0	255.8	-26.1%	376.4	499.5	-24.6%

Gross profit as a percentage of revenue	35.4%	46.6%	-24.1%	38.2%	46.9%	-18.7%

Gross profit as a percentage of revenue—products	34.7%	47.2%	-26.6%	38.7%	48.1%	-19.5%
Gross profit as a percentage of revenue—services	40.2%	39.6%	1.3%	33.7%	34.3%	-1.6%

Operating Expenses
Research and development	82.4	86.3		163.8	174.5
Sales and marketing	42.8	42.7		87.0	85.6
General and administrative	22.8	24.3		47.4	47.8

	148.0	153.3		298.2	307.9

Operating Earnings	41.0	102.5		78.2	191.6

Other Income
Interest income, net	13.4	11.4		25.2	21.9
Other income (expense), net	0.3	(2.8)		0.6	(1.4)

	13.7	8.6		25.8	20.5

Earnings Before Income Tax	54.7	111.1		104.0	212.1
Income tax expense	(16.4)	(38.0)		(31.2)	(73.8)

Net Earnings	$38.3	$73.1		$72.8	$138.3

Net Earnings Per Share
Basic	$0.09	$0.16		$0.17	$0.31

Diluted	$0.09	$0.16		$0.16	$0.30

Weighted Average Shares Outstanding
Basic	438.1	447.7		438.1	448.8

Diluted	443.3	458.5		443.2	459.6

(1)	In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP statements of income as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP statements of income eliminate certain items of expenses and losses from cost of revenue, operating expenses and other income. The Company’s management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company’s core business as an indicator of future operational and financial performance. The Company’s management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.’s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.’s statements of income, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the following schedule disclosing the adjustments made to the above non-GAAP statements of income.

Tellabs, Inc.

Reconciliation of Non-GAAP Adjustments

(Unaudited)

	Second Quarter 2007 (a)			Six Months 2007 (b)
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$346.9	$(1.4)	$345.5	$612.9	$(2.9)	$610.0
Gross Profit	187.6	1.4	$189.0	373.5	2.9	376.4
Operating Expenses	160.1	(12.1)	$148.0	322.6	(24.4)	298.2
Income Tax Expense	(11.6)	(4.8)	$(16.4)	(21.6)	(9.6)	(31.2)
Net Earnings	$29.6	$8.7	$38.3	$55.1	$17.7	$72.8
Earnings Per Share - Basic	$0.07	$0.02	$0.09	$0.13	$0.04	$0.17
Earnings Per Share - Diluted	$0.07	$0.02	$0.09	$0.12	$0.04	$0.16

	Second Quarter 2006 (c)			Six Months 2006 (d)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$295.1	$(1.6)	$293.5	$567.5	$(3.0)	$564.5
Gross Profit	254.2	1.6	255.8	496.5	3.0	499.5
Operating Expenses	174.3	(21.0)	153.3	347.3	(39.4)	307.9
Other Income	4.0	4.6	8.6	15.9	4.6	20.5
Income Tax Expense	(30.4)	(7.6)	(38.0)	(59.2)	(14.6)	(73.8)
Net Earnings	$53.5	$19.6	$73.1	$105.9	$32.4	$138.3
Earnings Per Share - Basic	$0.12	$0.04	$0.16	$0.24	$0.08	$0.31
Earnings Per Share - Diluted	$0.12	$0.04	$0.16	$0.23	$0.07	$0.30

Note: Equity-based compensation expense includes restricted stock and performance stock units granted after June 30, 2006 and stock options.

(a)	The $1.4 million charge to Cost of Revenue reflects equity-based compensation.

The $12.1 million charge to Operating Expenses reflects $6.4 million for equity-based compensation and $5.7 million for amortization of purchased intangible assets.

(b)	The $2.9 million charge to Cost of Revenue reflects equity-based compensation.

The $24.4 million charge to Operating Expenses reflects $13.1 million for equity-based compensation and $11.3 million for amortization of purchased intangible assets.

(c)	The $1.6 million charge to Cost of Revenue reflects equity-based compensation.

The $21.0 million charge to Operating Expenses reflects $9.9 million for equity-based compensation, $7.1 million for amortization of purchased intangible assets, $2.0 million for amortization of deferred compensation related to acquisitions and $2.0 million for a restructuring plan to reduce our U.S. workforce to better align our resources with our current financial operating model.

The $4.6 million charge to Other Income reflects losses on the writedown of a long-term equity investment.

(d)	The $3.0 million charge to Cost of Revenue reflects equity-based compensation.

The $39.4 million charge to Operating Expenses reflects $19.2 million for equity-based compensation, $14.1 million for amortization of purchased intangible assets, $4.1 million for amortization of deferred compensation related to acquisitions and $2.0 million for a restructuring plan to reduce our U.S. workforce to better align our resources with our current financial operating model.

The $4.6 million charge to Other Income reflects losses on the writedown of a long-term equity investment.